Exhibit (h)(22)

[WATERVILLE CAPITAL, LLC LETTERHEAD]

October 29, 2009

Mr. Stacey E. Hong, President
Atlantic Fund Administration, LLC
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Expense Limitation Agreement

Dear Mr. Hong:

Waterville Capital, LLC, (the “Adviser”) agrees to reduce its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividends on short sales, acquired fund fees and expenses, and extraordinary expenses) for the Waterville Large Cap Value Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 2.00% for Investor Shares for the period from November 1, 2009 through October 31, 2010.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on October 31, 2010.

Very truly yours,

Waterville Capital, LLC

By: /s/ Francis Bonner
Name:  Francis Bonner
Title:  Managing Member